Exhibit 99.1

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:	Bill Bonello - 336-436-7732
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS

ANNOUNCES 2009 FIRST QUARTER RESULTS

Strong Revenue Growth drives EPS of $1.22 and Operating Cash Flow of $208.9 Million

Burlington, NC, April 23, 2009 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended March 31, 2009.

First Quarter Results

Net earnings were $132.8 million, compared to first quarter 2008 net earnings of $130.3 million. Earnings per diluted share (EPS) were $1.22, compared to $1.14 in the first quarter of 2008. Operating income was $240.5 million for the quarter, or 20.8% of net sales.

Revenues for the quarter were $1,155.7 million, an increase of 4.8% compared to the same period in 2008. Compared to the first quarter of 2008, testing volume, measured by accessions, increased 3.9%, and revenue per accession increased 0.8%. Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 5.9%, with volume increasing 2.6% and revenue per accession increasing 3.2%.

Operating cash flow for the quarter was $208.9 million, net of $5.5 million in transition payments to UnitedHealthcare. The balance of cash at the end of the quarter was $373.2 million, and there was $70.8 million outstanding under the Company’s $500 million revolving credit facility.

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“We are pleased with the strong revenue and volume growth in this challenging economic environment,” said David P. King, Chief Executive Officer. “They demonstrate the success of our focus on our 2009 priorities of gaining new customers, maintaining price and controlling costs.”

Outlook for 2009

The Company continues to expect revenue growth of 2.0% to 4.0% and diluted EPS in the range of $4.75 to $4.95, excluding the impact of any share repurchase activity after December 31, 2008; operating cash flow, excluding any transition payments to UnitedHealthcare, of approximately $800 million; and capital expenditures of approximately $130 million. The operating cash flow guidance includes a $54.8 million reduction due to required contributions to the Company’s defined benefit retirement plan.

Use of Non-GAAP Measures

The Company has provided in this press release financial information that has not been prepared in accordance with GAAP. The Company believes these measures are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance, and that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-700-7441 (617-213-8839 for international callers). The access code is 82420928. A telephone replay of the call will be available through April 30, 2009 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 66214848. A live online broadcast of LabCorp’s quarterly conference call on April 23, 2009 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through May 23, 2009.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent SEC filings.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)
	Three Months Ended
	March 31,
	2009	2008

Net sales	$1,155.7	$1,103.2
Cost of sales	666.3	632.7
Selling, general and administrative	233.8	215.6
Amortization of intangibles and other assets	15.1	13.8

Operating income	240.5	241.1

Other income (expense)	(0.5)	(0.6)
Investment income	0.4	0.5
Interest expense	(17.0)	(19.9)
Income from joint venture partnerships	2.8	4.4
Earnings before income taxes	226.2	225.5
Provision for income taxes	90.4	91.6
Net earnings	135.8	133.9
Less net earnings attributable to noncontrolling interest	(3.0)	(3.6)
Net earnings attributable to Laboratory Corporation of America Holdings	$132.8	$130.3

Diluted earnings per share	$1.22	$1.14

Weighted average shares outstanding	108.8	114.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)
	March 31,	December 31,
	2009	2008

Cash and short term investments	$373.2	$219.7
Accounts receivable, net	669.0	631.6
Property, plant and equipment	502.4	496.4
Intangible assets and goodwill, net	2,975.6	2,994.8
Investments in joint venture partnerships	64.1	72.0
Other assets	243.3	255.0
	$4,827.6	$4,669.5

Zero coupon-subordinated notes	$576.3	$573.5
5 1/2% senior notes due 2013	351.6	351.7
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	533.3	545.8
Other liabilities	1,179.4	1,138.9
Noncontrolling interest	119.0	121.3
Shareholders' equity	1,818.0	1,688.3
	$4,827.6	$4,669.5

Consolidated Statement of Cash Flow Data
(in millions, except per share data)
	For the Three Months Ended
	March 31,	March 31,
	2009	2008

Net cash provided by operating activities	$208.9	$176.5
Net cash used for investing activities	(41.3)	(177.7)
Net cash used for financing activities	(13.1)	(5.6)
Effect of exchange rates on cash	(1.0)	0.5
Net (decrease)/increase in cash	153.5	(6.3)
Cash at beginning of period	219.7	56.4
Cash at end of period	$373.2	$50.1

Free Cash Flow:
Net cash provided by operating activities	$208.9	$176.5
Less: Capital expenditures	(30.7)	(37.9)
Free cash flow	$178.2	$138.6

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